Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CANOO INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	1,874,775	(2)	$2.28	(4)	$4,274,487	0.00014760	$630.91	(5)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	350,850	(3)	$2.28	(4)	$799,938	0.00014760	$118.07	(5)
Total Offering Amounts							$5,074,425		$748.99
Total Fee Offsets									N/A
Net Fee Due									$748.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Canoo Inc. 2020 Equity Incentive Plan and the Canoo Inc. 2020 Employee Stock Purchase Plan (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Represents shares of common stock issuable pursuant to the Canoo Inc. 2020 Equity Incentive Plan being registered herein, which shares consist of additional shares of common stock reserved and available for delivery with respect to awards issued thereunder pursuant to the “evergreen” provision under such plan, shares of common stock that may again become available for delivery with respect to awards under such plan pursuant to the share counting, share recycling and other terms and conditions of the plan.

(3)	Represents shares of common stock issuable pursuant to the Canoo Inc. 2020 Employee Stock Purchase Plan being registered herein, which shares consist of additional shares of common stock reserved and available for delivery under the Canoo Inc. 2020 Employee Stock Purchase Plan pursuant to the “evergreen” provision under such plan.

(4)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.28 per share represents the average of the high and low sales prices of the common stock as reported on The Nasdaq Capital Market on April 11, 2024.

(5)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional shares of common stock being registered pursuant to the Plans. Registration Statements on Form S-8 have been filed previously on February 24, 2021 (File No. 333-253463), May 20, 2022 (File No. 333-265106) and October 24, 2023 (File No. 333-275146) covering an aggregate of 45,078,740, 14,314,701 and 21,319,861 shares of common stock, respectively, reserved for issuance pursuant to the Plans.